UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 18, 2022

(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16725	42-1520346
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

711 High Street, Des Moines, Iowa 50392

(Address of principal executive offices)

(515) 247-5111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

      Emerging growth company    ☐

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	PFG	Nasdaq Global Select Market

Item 1.01 Entry into a Material Definitive Agreement

On October 18, 2022, Principal Financial Group, Inc. (the “Company”), Principal Financial Services, Inc., a wholly-owned subsidiary of the Company (“PFSI”), and Principal Life Insurance Company, a wholly-owned subsidiary of the Company (the “Borrower”, and together with the Company and PFSI, the “Loan Parties”), entered into a Five-Year Credit Agreement (the “Credit Facility”) with a syndicate of banks, including Wells Fargo Bank, N.A., as administrative agent and the other lenders named therein (the “Lenders”). The Credit Facility refinanced the Company’s existing revolving credit facilities, each dated as of November 8, 2018 (the “Existing Facilities”).

The Credit Facility, among other matters, consolidated the amounts available under the Existing Facilities and incorporated provisions to replace the London Interbank Offered Rate as a reference rate used for determining the interest rate on borrowings with a forward-looking term rate based on the secured overnight financing rate. The Credit Facility is unsecured and is guaranteed by the Borrower’s direct and indirect parent companies, the Company and PFSI. The Credit Facility (i) may be used to support, in the event it is needed, liquidity needs and other general corporate purposes, (ii) allows for borrowing of up to $800,000,000 and (iii) has a commitment termination date of October 18, 2027, subject to up to two 1-year extensions in accordance with the terms of the Credit Facility. The amount available under the Credit Facility may be increased to a maximum amount of $1,200,000,000, subject to conditions set forth in the Credit Facility, including that no Event of Default (as defined in the Credit Facility) exists. No Lender will be required or otherwise obligated to provide any portion of such increase. There are currently no borrowings outstanding under the Five Year Credit Agreement.

Any borrowings under the Credit Facility would mature no later than October 18, 2027, the expiration date of the Credit Facility, and would bear interest at the rates set forth in the Credit Facility. The Borrower will also pay a commitment fee on undrawn amounts at the rates set forth in the Credit Facility. Amounts due under the Credit Facility may be accelerated upon an event of default if not otherwise waived or cured. The Credit Facility also may be amended to include certain sustainability-linked pricing adjustments by which the applicable interest rate margins and commitment fee may be decreased or increased if the Borrower achieves, or fails to achieve, certain specified and yet to be agreed targets relating to its sustainability efforts.

The Credit Facility contains customary representations and warranties and affirmative and negative covenants, including covenants restricting, subject to certain exceptions and materiality thresholds, the ability of the Loan Parties and their respective Significant Subsidiaries (as defined in the Credit Facility) to incur liens, merge or consolidate with another entity, and dispose of all or substantially all of its assets. The Credit Facility also includes the following financial covenants: (i) maintenance by the Borrower of a minimum Statutory Surplus (as defined in the Credit Facility) of $2,762,981,589; and (ii) a Total Debt to Total Capital ratio (each as defined in the Credit Facility) of the Company not to exceed 35%. Further, the Credit Facility contains customary events of default, subject to certain materiality thresholds and grace periods for certain of those events of default. The events of default include payment defaults, covenant defaults, material inaccuracies in representations and warranties, certain cross-defaults, bankruptcy and liquidation proceedings and other customary defaults.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Facility, which is attached as Exhibit 10.1 and incorporated herein by reference.

From time to time, in the ordinary course of their business, certain lenders under the Credit Facility or their affiliates have provided, and may in the future provide, various financial advisory, investment banking, commercial banking, financing arrangements or investment management services to the Company and its affiliates, and have been or are counterparties in various securities transactions, for which they have received and may continue to receive customary fees and commissions.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Five-Year Credit Agreement, dated as of October 18, 2022, by and among Principal Life Insurance Company, as borrower, Principal Financial Group, Inc., as guarantor, Principal Financial Services, Inc., as guarantor, Wells Fargo Bank, National Association, as administrative agent, and the other lenders party thereto.
104	Cover Page to this Current Report on Form 8-K in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

By:	/s/ Clint Woods
Name:	Clint Woods
Title:	Vice President, Associate General Counsel, Assistant Corporate Secretary & Governance Officer

Date:     October 24, 2022